UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

 October 21, 2014

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388	45-2808694
(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On October 21, 2014, we entered into a Securities Purchase Agreement dated October 14, 2014 (the “SPA”) with LG Capital Funding, LLC (“LG”), pursuant to which we issued to LG two 8% convertible notes each in the principal amount of $55,125 (increasing by 10% if not paid at maturity) (the “Notes”). The Notes were issued at a 5% original issue discount such that the consideration provided for each Note was $52,500. We issued the first Note to LG in consideration of LG’s payment to us of cash, and we issued the second Note to LG in consideration of LG’s issuance to us of an offsetting note in the principal amount of $52,500. The offsetting note is secured by a pledge of the Notes we issued to LG. LG is not permitted to convert the second Note until it fully pays and satisfies its obligations under its offsetting note. We agreed to pay LG’s legal expenses in the amount of $5,000, and to pay LG’s other expenses in connection with the transaction. Each Note bears interest at 8% (24% during the occurrence of an event of default) and matures on October 14, 2015.

The principal amount of each Note is convertible commencing on the 180th day following the date of the issuance of the Note into shares of our common stock at a conversion price equal to the greater of (a) 61% (51% if the Depository Trust Company places a “Chill” on our shares of common stock) of the average of the lowest two trading prices for our common stock during the 18 trading day period ending on the conversion date, and (b) $0.00005. Each Note prohibits the holder from converting the Note if after such conversion the holder and its affiliates would beneficially own more than 9.9% of our outstanding common stock. As of the date of issuance and assuming that LG had the right to convert each Note, each Note would have been convertible into approximately 2,259,221 shares of our common stock.

We may prepay the Notes, provided that if we prepay the Notes within 90 days of the issuance date, we are required to pay 135% of the face amount plus accrued interest, and if we prepay from the 91st day through the 180th day after the issuance date, we are required to pay 150% of the face amount plus accrued interest. We may not prepay the Notes 180 days after issuance. Upon a change in control of our company, at LG’s request we are required to redeem each Note for 150% of the face amount plus accrued interest, or LG may elect to convert outstanding principal and interest into shares of our common stock in accordance with the conversion provisions of each Note.

The following constitute events of default under the Notes: our failure to pay any amount under the Notes when due; any of our representations or warranties under the transaction documents was false or misleading in any respect; our breach of any covenant under the Notes; the occurrence of a bankruptcy event with respect to our company; the filing or entry of a judgment against us for more than $100,000, which remains unpaid, unvacated, unbonded or unstayed for a period of 15 days; the cessation of the eligibility of our common stock for quotation on at least one over-the-counter market or a securities exchange; a majority of the directors on our board of directors as of the issuance date cease to be directors; our failure to deliver certificates representing shares of our common stock upon the conversion of the Notes as required thereunder; and our failure, or the cessation of our obligation, to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended. Upon the occurrence of an event of default which has not been cured within 5 days, LG may declare all amounts due under the Notes immediately due and payable. Upon our failure to deliver shares four days after conversion of the Notes, we will incur a penalty of $250 per day, increasing to $500 per day from and after the 10th day, until we deliver such shares.

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On October 21, 2014, we issued a 10% Convertible Note dated October 15, 2014 (the “10% Note”) to JSJ Investments Inc. (“JSJ”) in the principal amount of $50,000. The 10% Note bears interest at 10% per annum (20% per annum if not paid when due) and is payable upon JSJ’s demand at any time on or after April 15, 2015. Until 120 days after the issuance date, the 10% Note will have a redemption premium of 135% of the principal amount and may be prepaid without the holder’s consent, and thereafter through the maturity date, a redemption premium of 150% of the principal amount, provided that JSJ must approve such pre-payment.

Amounts due under the 10% Note are convertible into shares of our common stock at the lower of 58% of the lowest trading price of our common stock during the 20 trading day period prior to (i) the conversion date and (ii) the execution date. If we fail to issue shares within three business days after receipt of a conversion notice, and for each five business day period thereafter, we are required to issue additional shares equal to 25% of the shares issuable upon such conversion notice.

We agreed to pay JSJ’s legal expenses in the amount of $1,000, and to pay LG’s other expenses in connection with the transaction. We also agreed that we would not take the following actions without JSJ’s written consent: declare or pay any dividend or distribution solely in the form of additional shares of common stock; redeem or repurchase shares of capital stock; or dispose of a significant portion of our assets outside the ordinary course of business.

The following constitute events of default under the 10% Note: failure for 10 days to pay due and payable interest or default interest; failure to pay principal when due; failure for 30 days after notice to comply with any material provision of the 10% Note; breach of covenants, warranties or representations by our company; the cessation of our operations or the operations of a material subsidiary; or any bankruptcy event. Upon the occurrence of an event of default the holder may declare the 10% Note immediately due and payable.

Prior to the issuance of the aforementioned notes, we had no material relationship with LG or JSJ.

We issued the notes in private placements exempt from the registration requirements of the Securities Act of 1993, as amended, to accredited investors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: October 27, 2014	By:	/s/ David Fiene
David Fiene
Chief Financial Officer

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